PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is dated as of the 29th day of May, 2024 (“Effective Date”) by and among MineOne Wyoming Data Center LLC, a Delaware limited liability company, having a principal place of business located at 635 Logistics Drive, Cheyenne, Wyoming 82009 (“Seller”), and CSRE PROPERTIES WYOMING, LLC, a Wyoming limited liability company, having a principal place of business located at 10624 S Eastern Ave., Ste A-638, Henderson NV 89052, or its assigns (“Buyer”; and together with Seller, the “Parties” and, individually, a “Party”).

WHEREAS, Seller, as “Seller” and Buyer, as “Buyer”, are parties to that certain Purchase and Sale Agreement dated as of May 8, 2024 (as assigned, amended, tolled and modified from time-to-time, the “Original Agreement”), pursuant to which the “Seller” thereunder agreed to sell to the “Buyer” thereunder certain “Property” being generally two (2) discrete parcels of real property defined in the Original Agreement as “North Range” and “Campstool”.

WHEREAS, Campstool is commonly known as Lot 1, Block 4, Venture Drive, in the City of Cheyenne, Laramie County, Wyoming 82007, and is owned by Seller.

WHEREAS, North Range is subject to an Order of the President of the United States dated as of May 13, 2024 arising from an investigation of the Committee on Foreign Investment in the United States.

WHEREAS, the parties to the Original Agreement have determined to: (a) sever Campstool from the Original Agreement and enter into this Agreement, which Seller and Buyer have negotiated to address the purchase and sale of Campstool separate and apart from that of North Range, and (b) amend and restate the Original Agreement such that, among other things, the Original Agreement concerns only the purchase and sale of North Range separate and apart from that of Campstool.

WHEREAS, Buyer requires Campstool to be serviced with electrical power of a minimum of 30 megawatts (“Minimum Power Requirement”).

WHEREAS, Seller desires to sell the Real Property (as hereinafter defined), and Buyer desires to purchase all of the Real Property, on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the Parties agree as follows:

1.
Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:
(a)
Real Property. All that certain real property, together with all other rights, privileges, easements, licenses, appurtenances and hereditaments belonging or in any way pertaining thereto, as depicted on Exhibit A attached hereto and as legally described in Exhibit B attached hereto (collectively, the “Real Property”), and all rights appurtenant to the Real Property, if any, including without limitation, any strips and gores abutting the land included in the Real Property, and any land lying in the bed of any street, road, or avenue in front of, or adjoining the land included in the Real Property, to the center line thereof;
(b)
Utilities. All electrical utilities on or servicing the Real Property, if any (“Utilities”);
(c)
Personal Property. All personal property existing on the Real Property, if any;

(d)
Plans and Surveys. All plans, surveys, specifications, drawings, architectural and engineering drawings, and other rights relating to the Real Property and/or construction of any Utilities (collectively, the “Plans and Surveys”);
(e)
Permits and Licenses. Any permit, entitlement, governmental approval, certificate of occupancy, license or other form of authorization or approval issued by a government agency or authority and legally required for the construction, ownership, operation and use of the Real Property and/or any Utilities, to the extent transferable with the sale thereof (collectively, the “Permits and Licenses”);
(f)
Warranties and Guaranties. Any written warranty, guaranty or other obligation from any contractor, manufacturer or vendor to any Utilities, furnishings, fixture or equipment (“FF&E”) located at the Real Property, to the extent assignable in connection with the sale thereof (“Warranties and Guaranties”); and
(g)
Contracts. All right, title and interest of Seller excluding the existing security deposit paid to utility provider of the Utilities by Seller in and to any contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Real Property, including but not limited to Service Contracts (as hereinafter defined), to the extent assignable in connection with the sale thereof (collectively, the “Contract Rights”).

All of the items referred to in Sections 1(a) - (g) above are hereinafter collectively referred to as the “Property”.

2.
Purchase Price.
(a)
Purchase Price. The purchase price for the Property is $11,250,000.00 (the “Purchase Price”).
(b)
Purchase Price Allocation. Seller and Buyer shall cooperate with each other in good faith to arrive, prior to the expiration of the Due Diligence Period, at a mutually acceptable allocation of the Purchase Price (the “Allocation”) among the Real Property, and the portion of the Property that constitutes intangible personal property (including the Plans and Surveys, Permits and Licenses, Warranties and Guaranties, Contract Rights, goodwill and any other items considered intangible personal property under applicable laws). The Allocation shall also reflect specific amounts allocated to any other personal property which is subject to taxes by virtue of the Closing. All Allocations hereunder shall reflect the Parties’ best judgment as to the fair market value of each item as of the Closing. If the Parties agree to such an Allocation, Seller and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and forms and in the course of any tax audit, tax review or tax litigation relating thereto, (iii) refrain from, and cause their Affiliates to refrain from, taking a position inconsistent with the Allocation for tax purposes, and (iv) provide such information, including taxpayer identification numbers and address, as may be required by the other Party in connection with such filings. In the event that the Parties do not agree on an Allocation, then each Party shall file federal, state and local returns based on each Party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences for any discrepancies; provided, however, that Seller’s proposed adjusted allocation shall control for purposes of any transfer tax and/or sales tax due in connection with the conveyance of the Property and Buyer’s proposed adjusted allocation shall control for purposes of determining the insured amount for the Title Policy. This Section 2(b) shall survive the Closing. For purposes hereof, “Affiliate” means, with respect to the Party in question, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with, such Party. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Party in question, whether by the ownership of voting securities, contract or otherwise.
(c)
Payment of Purchase Price. The Purchase Price, together with any adjustments due to or from Buyer pursuant to the terms and conditions of this Agreement, shall be paid wire transfer of immediately available federal funds at Closing. Closing shall be conducted through escrow by Republic Title of Texas, Inc., Attn: Misti Michelle Ellis, 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Email: mellis@republictitle.com, Telephone: (214) 754-7713 (“Escrow Holder”). At the Closing, the Purchase Price shall be paid by the Escrow Holder, on behalf of Buyer, as follows:
(A)
such amount to lien-holders, on behalf of Seller, such as Antalpha Technology Limited, Terra Crypto Inc. and International Capital, as may be designated by Seller, by wire transfer of immediately available funds; and
(B)
the remainder, if any, to be paid to Seller by wire transfer of immediately available funds.
3.
Title to the Property.
(a)
Title Policy. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, by a duly executed and acknowledged deed in the form attached hereto as Exhibit C (the “Deed”). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Escrow Holder, as agent for First American Title Insurance Company (the “Title Company”) of an Extended Coverage Owner’s Policy of Title Insurance, in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer (“Title Policy”), subject only to the following (collectively, the “Permitted Exceptions”):
(i)
the Title Company’s standard printed exceptions;
(ii)
zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property;
(iii)
such other exceptions listed in the Title Commitment (defined below) and approved or deemed approved by Buyer pursuant to Section 4(a) below;
(iv)
liens to secure taxes and assessments not yet due and payable; and
(v)
matters that would be revealed by a current survey or, if Seller provides or Buyer elects to obtain an Updated Survey, then matters revealed by such Updated Survey and approved or deemed approved by Buyer pursuant to Section 4(a) below.
(b)
Excluded Exceptions. Notwithstanding the written notices required by Section 4(a)(ii), in no event shall for any of the following constitute Permitted Exceptions (collectively, the “Excluded Exceptions”): (i) deeds of trust and/ or mortgages, mechanic’s liens or other monetary liens or encumbrances on the Property (collectively, “Lien(s)”), (ii) property taxes and assessments that may become delinquent prior to Closing, and (iii) exceptions or encumbrances to title which are affirmatively created by Seller without the consent of Buyer after the Effective Date. At or prior to Closing, Seller shall pay off, satisfy, discharge of record, cure and/or remove all matters of title which are not Permitted Exceptions including, without limitation, the Excluded Exceptions, to Buyer’s sole and absolute discretion, the same being a condition precedent for the benefit of Buyer. Buyer may elect at Closing to effect cure of any Excluded Exceptions not cured by Seller by payment, from the proceeds otherwise constituting the Purchase Price, of amounts required to satisfy and cure such Excluded Exceptions, in Buyer’s sole and absolute discretion.
4.
Due Diligence Inspection.
(a)
Title and Survey Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, in Buyer’s sole and absolute discretion, of title to the Property, as follows:
(i)
Title Review Documents. Prior to the Effective Date, Seller provided Buyer with: (A) the most recent owner’s or lender’s title policies with respect to the Real Property in Seller’s possession, if any, (B) a current preliminary title commitment on the Real Property from the Title Company (the “Title Commitment”), and (C) a copy of any existing survey of the Real Property and Utilities currently in the possession of Seller (any such survey being defined as the “Existing Survey”). At Buyer’s option and sole cost, Buyer may obtain a recertification, revision or update to the Existing Survey (if any), or a new survey of the Property and Utilities by a licensed surveyor of Buyer’s selection (any such recertified, revised, updated or new survey, the “Updated Survey”).
(ii)
Title Review Procedure.
(A)
Title and Survey Objections. If the Title Commitment identifies exceptions to title other than Permitted Exceptions, then Buyer shall advise Seller in writing, not later than five (5) Business Days prior to the expiration of the Due Diligence Period, what matters of title are unaccepted by Buyer, in Buyer’s sole and absolute discretion (“Title Review Period”). If Buyer elects at its sole option and cost to obtain an Updated Survey, the Title Review Period shall be extended with respect to any title exceptions which relate to the Updated Survey (the “Survey-Related Exceptions”) such that Buyer shall have until five (5) Business Days after actual receipt of the Updated Survey to review and approve or disapprove the Updated Survey and all Survey-Related Exceptions. Except for the Excluded Exceptions, any matters of title not objected to by Buyer in writing prior to the expiration of the Title Review Period (as it may be extended), shall constitute Permitted Exceptions.
(B)
Seller’s Response. Seller shall have until the earlier of five (5) days after receipt of Buyer’s objections pursuant to Section 4(a)(ii)(A) and five (5) days after the expiration of the Title Review Period (as such date may be extended with respect to Survey-Related Exceptions) to give Buyer notice: (i) that Seller will remove any objectionable exceptions from title and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing; or (ii) that Seller elects not to cause such exceptions to be removed.

(C)
Buyer’s Termination Option. If Seller gives Buyer notice under clause (i) in Section 4(a)(ii)(B) above, Buyer shall have until the later of (i) the end of the Due Diligence Period or (ii) three (3) Business Days after receipt of Seller’s response with respect to any Survey-Related Exceptions to elect to proceed with the purchase and take the Property subject to such exceptions, or to terminate this Agreement. If Buyer fails to give Seller notice of its election prior to the date specified in the preceding sentence, Buyer shall be deemed to have approved the condition of title to the Property, including without limitation any Survey-Related Exceptions, but subject to Seller’s obligations with respect to any Excluded Exceptions. If Seller gives notice pursuant to clause (ii) in Section 4(a)(ii)(B) above and fails to remove any such objectionable exceptions that Seller has committed to remove from title prior to the Closing Date (as defined below), and Buyer is unwilling to take title subject thereto, Buyer may elect to terminate this Agreement and recover Buyer’s Costs (as defined in Section 12(b)). If Buyer elects to terminate this Agreement pursuant to this Section 4(a)(ii)(C),then neither Party shall have any further liability or obligations hereunder, except for Buyer’s indemnification obligations hereunder that expressly survive termination of this Agreement.
(D)
Title Update or Supplement. Other than in connection with any Survey-Related Exceptions, if any supplemental title report or update issued subsequent to the date of the original Title Commitment discloses any matters not set forth on the original Title Commitment, then, no later than the later of (i) the expiration of the Title Review Period, or (ii) three (3) Business Days after Buyer’s receipt of such updated Title Commitment, Buyer shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above in Section 4(a)(ii) including, without limitation, Seller’s obligations with respect to the Excluded Exceptions, shall apply to such new objections, with Closing and all other dates set forth for performance of the Parties’ obligations hereunder adjusted accordingly.
(b)
Due Diligence Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, prior to the expiration of the Due Diligence Period and in Buyer’s sole and absolute discretion, of all matters pertaining to the physical, structural, electrical, mechanical, soil, drainage, environmental, economic, tenancy, zoning, land use and other governmental compliance matters and conditions respecting the Property, including without limitation the Due Diligence Items (as defined below), all as provided in this Section 4(b). Within five (5) days following the Effective Date, Seller shall provide Buyer with the items listed on Exhibit D attached hereto, to the extent applicable, (the “Due Diligence Items”). All references herein to the “Due Diligence Period” shall refer to the period which ends at 5:00 p.m. Eastern Standard Time on the day which is fifteen (15) days after the Effective Date. Buyer expressly agrees that Seller is furnishing copies of the Due Diligence Items to Buyer for informational purposes only and without representation or warranty as to the accuracy or completeness of the contents of such materials except as expressly provided in Section 7(a). For clarity and without limiting the inspections permitted Buyer, inspections may cover the structural condition (including seismic, life safety, electrical capacity, HVAC and other building system and engineering characteristics) of the Utilities, review of any contracts affecting the Property, books and records maintained by Seller or their agents relating to the Property that are in the Due

Diligence Items, pest control matters, compliance with building, health, safety, land use and zoning laws, regulations and orders (including analysis of any applicable records of the planning, building, public works or other governmental or quasi-governmental entity having or asserting authority over the Property), traffic patterns, and any other information pertaining to the Property that is in the Due Diligence Items, or otherwise obtained or obtainable by Buyer. In addition, during the Due Diligence Period, Buyer will be permitted to make a complete review and inspection (subject to Section 4(c)(ii) below) of the environmental condition (including the soil condition, and the existence of asbestos, asbestos-containing material, PCBs, hazardous waste and other toxic substances) of the Property.
(c)
Entry. During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property in accordance with the terms and conditions of this Section 4(c) in order for Buyer to investigate the Property and the physical conditions thereof, including without limitation such environmental, engineering and economic feasibility inspections and testing as Buyer may elect. Such access, investigation, inspections and tests shall be on the following terms and conditions:
(i)
Buyer shall pay for all inspections and tests ordered by Buyer.
(ii)
In connection with any entry by Buyer or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith during regular business hours and so as to minimize interference with any business operations on the Property. Any invasive testing shall be subject to Seller’s prior written approval, including with respect to the specific scope of work, which shall not be unreasonably withheld, conditioned or delayed.
(iii)
Buyer shall maintain public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller.
(iv)
Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) resulting from any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, tests or inquiries provided for in this Agreement, or resulting from any conditions on the Property created by Buyer’s entry, investigation, inspection or testing (but not including any claims resulting from the discovery or disclosure of pre-existing physical or environmental conditions or the non-negligent aggravation of pre-existing physical or environmental conditions on, in, under or about the Property). The foregoing indemnity shall survive beyond Closing.
(d)
Service Contracts. Copies of all equipment leases, service contracts (including but not limited to all power agreements), maintenance contracts and other contracts and agreements currently in effect, relating to the ownership, operation and maintenance of the Property and entered into by Seller (collectively, the “Service Contracts”) are included in the Due Diligence Items. During the Due Diligence Period, Buyer shall have the right to approve, in its sole discretion, the Service Contracts Buyer elects to assume upon Closing. At or prior to expiration of the Due Diligence Period, Buyer shall provide to Seller a schedule setting forth the list of all the Service Contracts that shall be assigned to, and assumed by, Buyer at the Closing (the “Assumed Contracts”). All Assumed Contracts will be included on the applicable exhibit to the Assignment of Service Contracts and Intangible Property attached hereto as Exhibit E. Prior to Closing, Seller will terminate, at Seller’s cost for the benefit of Buyer, all of the Service Contracts other than the Assumed Contracts.
(e)
Approval of Condition of Property. Buyer shall promptly commence, and diligently and in good faith pursue, its due diligence review hereunder. If, prior to the expiration of the Due Diligence Period, Buyer determines in its sole and absolute discretion, for any reason or no reason, that it no longer intends to acquire the Property, then Buyer shall promptly notify Seller of such determination in writing (the “Termination Notice”), whereupon this Agreement, and the obligations of the Parties to purchase and sell the Property hereunder, shall terminate. If Buyer fails to timely deliver the Termination Notice, then this Agreement shall remain in full force and effect.
5.
Conditions to Closing.
(a)
Buyer’s Conditions. In addition to the conditions set forth in Section 4, the following are conditions precedent to Buyer’s obligation to purchase the Property:
(i)
No Holdover. No holdover by any tenant or licensee pursuant to any lease or hosting agreement at the Property.
(ii)
Third Party Consents. Seller shall have obtained, in a form acceptable to Buyer in its sole discretion, third party consents to the assignment of the Assumed Contracts to Buyer.
(iii)
Permits and Licenses. The Permits and Licenses have been transferred to Buyer, to the extent transferable.
(iv)
Warranties and Guaranties. The Warranties and Guaranties have been transferred to Buyer, to the extent transferable.
(v)
Accuracy of Seller’s Representations and Warranties. Subject to Section 7(b), all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date.
(vi)
No Seller Breach. There shall be no material breach of Seller’s covenants and obligations set forth in this Agreement.
(vii)
Seller’s Deliveries. Seller shall have delivered the items described in Section 6(c) to Buyer or to Escrow Holder.
(viii)
Title Insurance. As of the Closing, the Title Company will issue or have irrevocably committed to issue the Title Policy to Buyer, subject only to the Permitted Exceptions.
(ix)
No Change in Condition. On the Closing Date, the Property (including, without limitation, any Utilities) shall be in a state of repair at least as good as the state of repair as of the expiration of the Due Diligence Period, normal wear and tear alone excepted, and there shall be no material change in the physical or environmental condition of the Property as of the expiration of the Due Diligence Period.

(x)
NASDAQ Approval. On or before the Closing Date, any prior approvals required by NASDAQ rules or applicable law that pertain to Buyer as a listing corporation shall have been obtained in writing, without qualification or condition.
(xi)
Governmental Approvals. On or before the Closing Date, any federal, state, or local governmental approvals (including any zoning approval) required for the operation of a bitcoin mining operation at the Property shall have been obtained in writing, without qualification or condition.
(xii)
Contract for Electric Service. On or before the Closing Date, Buyer shall have entered into a contract with Black Hills Energy (“BHE”) for the provision of electric power meeting the Minimum Power Requirement to the Property on commercially reasonable terms for bitcoin mining operations, in Buyer’s reasonable opinion.

Buyer covenants to use good faith efforts to obtain the approvals, if any, required by paragraphs (x), (xi) and (xii) above, prior to Closing. The Closing pursuant to this Agreement shall be deemed a waiver by Buyer of all unfulfilled conditions hereunder benefiting Buyer.

(b)
Seller’s Conditions. It shall be a condition precedent to Seller’s obligation to sell the Property that all of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, that there shall be no material breach of Buyer’s covenants and obligations set forth in this Agreement, and that Buyer shall have delivered the items described in Section 6(d) to Seller or to Escrow Holder. The Closing pursuant to this Agreement shall be deemed a waiver by Seller of all unfulfilled conditions hereunder benefiting Seller.
(c)
Waiver of Conditions. The conditions set forth in Sections 4 and 5(a) are for the exclusive benefit of Buyer and the conditions set forth in Section 5(b) are for the exclusive benefit of Seller. If any of such conditions have not been satisfied or waived within the period provided, subject to Section 7(b), this Agreement may be terminated by the Party benefiting from such condition, following which neither Party shall have any further obligation to or rights against the other except as expressly provided in this Agreement.
(d)
Original Agreement. This Agreement, together with the election, performance and observance of any rights, remedies, conditions, obligations and covenants granted or charged to the Parties under this Agreement, are independent from the Original Agreement, as restated, or the election, performance or observance of any rights, remedies, conditions, obligations or covenants granted or charged to the parties under the Original Agreement, as restated.
6.
Closing and Escrow.
(a)
Escrow Instructions. Upon execution of this Agreement, the Parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this instrument shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(b)
Closing. The Closing of the purchase and sale of the Property pursuant to this Agreement (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of Escrow Holder on the earlier date of (i) that is ten (10) days after the expiration of the Due Diligence Period, or (ii) such other date prior thereto as Buyer and Seller may mutually agree in writing (the “Closing Date”). Such date may not be extended without the prior written approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement.
(c)
Seller’s Deliveries. At or before the Closing, Seller shall deliver to Buyer the following:
(i)
the duly executed and acknowledged Deed conveying to the Buyer the Real Property;
(ii)
counterparts of any required transfer tax returns, or in each instance and if available, an electronic filing of such returns, together with the required payment of applicable transfer taxes, pursuant to the requirements of the State of Wyoming and local taxing authorities;
(iii)
a duly executed Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit F;
(iv)
two (2) duly executed and acknowledged counterparts of the Assignment of Service Contracts and Intangible Property governing Campstool in the form attached hereto as Exhibit E;
(v)
an affidavit pursuant to Section 1445(b)(2) of the Federal Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;
(vi)
a closing statement prepared by Escrow Holder and approved in writing by Seller;
(vii)
such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required in connection with this transaction;
(viii)
a certificate of Seller, duly executed by Seller, confirming that all of the representations and warranties of Seller contained in Section 7(a) hereof are true and correct in all material respects as of the Closing Date, subject to modification for matters disclosed pursuant to Section 7(b) hereof;
(ix)
originals or copies of all Assumed Contracts; and
(x)
any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
(d)
Buyer Deliveries. At or before the Closing, Buyer shall deliver to Seller the following:
(i)
cash or other immediately available funds in the amount of the Purchase Price, subject to the adjustments, prorations and credits provided for in this Agreement;

(ii)
two (2) duly executed and acknowledged counterparts of the Assignment of Service Contracts and Intangible Property governing Campstool in the form attached hereto as Exhibit E;
(iii)
such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Buyer as shall be reasonably required in connection with this transaction;
(iv)
a closing statement prepared by Escrow Holder and approved in writing by Buyer; and
(v)
any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
(e)
Prorations. Real property taxes and assessments, water, sewer and utility charges, amounts payable under the Assumed Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), and other expenses normal to the operation and maintenance of the Property, shall be prorated as of 12:01 a.m. on the Closing Date on the basis of a 365-day year. Buyer hereby agrees that if any of the prorations described in this Section 6(e) cannot be calculated accurately on the Closing Date, then the same shall be calculated within sixty (60) days after the end of the calendar year in which the Closing occurs, and either Party owing the other Party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other Party. This Section 6(e) shall survive Closing.
(f)
Closing Costs and Adjustments. Seller shall pay the cost of any documentary stamp taxes, transfer taxes or similar taxes applicable to the sale of the Property. Buyer shall pay the premium for the Title Policy, including premiums for any extended coverage policy of title insurance, inspection and survey costs, and the cost of any endorsements to the Title Policy. Recording fees and all other costs and charges of the escrow for the sale shall be paid in the manner customary for the county in which the Property is located or, if there is no custom, shall be split equally between Buyer and Seller.
(g)
Utilities. Seller shall cooperate with Buyer to transfer all utilities for the Property to Buyer’s name as of the Closing Date. Seller shall be entitled to recover any and all deposits with respect to the Property held by any utility company as of the Closing Date or, if any such deposit is assignable and Seller so assigns them to Buyer, then the amount of such deposits shall be credited to Seller at Closing and the Purchase Price shall be adjusted accordingly.
(h)
Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, free and clear of all tenancies.
7.
Representations and Warranties.
(a)
Seller’s Representations and Warranties. Except as otherwise set forth in the disclosure schedule attached hereto, Seller hereby represents and warrants to Buyer that as of the Effective Date and, subject to Section 7(b) below, as of the Closing Date:

(i)
No other person or entity has a contract or option to purchase, letter of intent, right of first refusal or first offer, or similar rights with respect to the Property that is now outstanding.
(ii)
Seller has the right to transfer fee simple ownership to the Property to Buyer.
(iii)
To Seller’s knowledge, Seller has received no notice from any governmental authority with jurisdiction over the Property of any current violation by the Property of any laws or regulations applicable to the Property. Seller shall immediately provide Buyer with a copy of any such notices received after the Effective Date.
(iv)
There are no leases, licenses, or agreements for occupancy currently in effect with respect to all or any portion of the Property.
(v)
There are no contracts or agreements relating to the ownership, operation and maintenance of the Property that will survive the Closing, other than the Assumed Contracts. To Seller’s knowledge, there are no defaults under or with respect to the Assumed Contracts.
(vi)
There is no litigation pending or threatened against Seller that arises out of Seller’s ownership or operation of the Property.
(vii)
To Seller’s knowledge, no condemnation or eminent domain proceedings are pending or threatened against the Property.
(viii)
The Due Diligence Items delivered to Buyer are true and complete copies of the same documents (originals or copies) that are in Seller’s possession and used in connection with the operation and management of the Property. None of the Due Diligence Items provided to Buyer has been amended, modified or terminated except as disclosed in writing to Buyer.
(ix)
Seller has received no notice of any violation of Environmental Laws or the presence or release of Hazardous Materials on or from the Property in violation of Environmental Laws except as may be disclosed in any environmental reports or assessments included in the Due Diligence Items. “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials. “Environmental Laws” means, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state, county, municipal, and other local laws governing or relating to Hazardous Materials or the environment together with their implementing regulations, ordinances, and guidelines.
(x)
This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Seller, and are or at the time of Closing will be legal, valid, and binding obligations of Seller.

(xi)
Seller is a limited liability company organized, validly existing and in good standing under the laws of Delaware with full power to enter into this Agreement, and Seller is duly qualified to transact business in Wyoming. This Agreement and all other documents executed by Seller and delivered to Buyer prior to or at the Closing (A) have been, or will be when delivered, duly authorized, executed and delivered by Seller; (B) are binding obligations of Seller; and (C) do not violate the provisions of any agreement to which Seller is party or which affects the Property.
(xii)
Seller (A) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons”, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury; and (B) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.

For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” is used, it shall refer to the actual knowledge of Jiaming Li and Seller’s officers, after reasonable and diligent inquiry and investigation.

(b)
Notice of Breaches of Representations and Warranties.
(i)
Seller shall promptly notify Buyer in writing of any changed condition, receipt of notice or documentation, or acquired knowledge, which would materially alter any representation or warranty of Seller contained herein of which Seller becomes aware (any such changed condition, received notice or documentation or acquired knowledge being defined as a “Changed Condition”). Subject to Section 7(b)(ii) with respect to any Changed Condition that results from Seller’s negligent or intentional acts or omissions, within five (5) Business Days after notification in writing by Seller to Buyer of any such Changed Condition, Seller, at Seller’s own option and expense, may elect by written notice to Buyer to remedy the Changed Condition such that Seller’s representations are accurate, and the Closing Date may be extended for up to ten (10) days after the scheduled Closing Date in order for Seller to effectuate such remedy. If Seller does not elect to effectuate such remedy so as to cause Seller’s representations to be accurate, or if Seller so elects but then fails to complete such remedy within such ten (10) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event neither Buyer nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement. If, notwithstanding Seller’s election not to effectuate such remedy, Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of any inaccuracy in any representation or warranty of Seller contained herein that results from such Changed Condition.
(ii)
Notwithstanding the foregoing, if a Changed Condition resulted from Seller’s negligent or intentional acts or omissions and was not cured by Seller pursuant to Section 7(b)(i), Seller shall be in breach of a material obligation under this Agreement, Buyer shall have the remedies set forth in Section 12(a).

(c)
Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that as of the Effective Date and as of the Closing Date:
(i)
Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Wyoming and is qualified to do business and in good standing under the laws of the State of Wyoming; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.
(ii)
Buyer (A) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons”, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC; and (B) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.
8.
Seller’s Covenants. During the period from the Effective Date until the Closing Date:
(a)
Compliance. Seller shall remain in strict compliance with the Permits and Licenses and remedy any act of noncompliance within the timeframe established by the applicable governmental authority.
(b)
Continuing Maintenance. Seller shall continue to maintain the Property in commercially reasonable condition and not less than its condition on the Effective Date.
(c)
New Contracts. Seller shall not enter into, materially modify or terminate any Service Contracts or other similar arrangements pertaining to the Property that would be binding on the Buyer or Property after Closing or waive any rights of Seller thereunder (except in the ordinary course of business), without in each case obtaining the prior written consent of Buyer. Buyer shall respond to any request for approval within three (3) Business Days after receipt of Seller’s request.
(d)
No Transfer or Encumbrance. Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of or encumber the Property or any interest therein or part thereof, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to the Property.
(e)
Lease Agreements. Seller shall not enter into any new lease of the Property, submit or consider any proposal for such new lease or terminate, amend or modify any existing lease without Buyer’s prior written consent.
(f)
No Possessory Interest. Seller shall cause the Property and FF&E to be free and clear of any possessory interest whether under a lease or otherwise on the Closing Date, except where approved by Buyer in writing prior to the Closing Date.
(g)
BHE. Prior to Closing, Buyer must include Seller on all communications and invite to all meetings with BHE to obtain 30 MW of power at Campstool.

9.
Indemnification.
(a)
Seller Indemnification. Seller shall indemnify, protect, defend and hold harmless Buyer from any claim, loss, damage, cost or expense, including all reasonable attorneys’ fees, asserted against or suffered by Buyer resulting from (i) third party claims that arise due to Seller’s breach prior to Closing of an agreement entered into by Seller or its agents with respect to the Property, (ii) third party claims for personal injury or property damage that arise from events that occurred on the Property prior to Closing, and (iii) any breach of Seller’s representations and warranties contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Buyer has or may have at law, in equity or otherwise, if Buyer is entitled to indemnification or any other amount under this Agreement, Buyer, in its sole discretion, may elect to recover such indemnification or other such amount by seeking cash directly from Seller hereunder regardless of whether either liability is matured or unmatured, liquidated or unliquidated. Seller’s indemnification obligations resulting from a breach of Seller’s representations and warranties contained in this Agreement, shall not exceed the Purchase Price.
(b)
Buyer Indemnification. Buyer shall indemnify, protect, defend and hold harmless Seller from any claim, loss, damage, cost or expense, including all reasonable attorneys’ fees, asserted against or suffered by Seller resulting from (i) third party claims that arise due to Buyer’s breach after Closing of an agreement entered into or expressly assumed by Buyer or its agents with respect to the Property, (ii) third party claims for personal injury or property damage that arise from events that occur on the Property after Closing, and (iii) any breach of Buyer’s representations and warranties contained in this Agreement.
(c)
Continuation and Survival. The indemnification provisions of this Section 9 and all representations and warranties by the respective Parties contained herein or made in writing pursuant to this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Deed and transfer of title, provided that the non-representing or non-indemnifying Party must give the representing Party written notice of any claim it may have against the representing or indemnifying Party for a breach of any such representation or warranty within twelve (12) months after the Closing Date (the “Survival Period”). Any claim which either Party may have at any time, whether known or unknown, which is not asserted within the Survival Period shall not be valid or effective, and the representing or indemnifying Party shall have no liability with respect thereto.
10.
Seller’s Disclaimer; Condition of the Property.
(a)
Seller Disclosures and Buyer Acknowledgement. Buyer acknowledges the following:
(i)
Other than those specifically set forth in this Agreement, or the agreements delivered by Seller at Closing, Seller is not making and has not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Property, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, or compliance with law.
(ii)
Other than those specifically set forth in this Agreement, or those agreements delivered by Seller at Closing, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf.
(b)
“AS-IS. WHERE-IS AND WITH ALL FAULTS”. BASED UPON BUYER’S FAMILIARITY WITH, AND DUE DILIGENCE RELATING TO, THE PROPERTY, AND IN DIRECT CONSIDERATION OF SELLER’S DECISION TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE, BUYER SHALL PURCHASE THE PROPERTY IN AN “AS IS, WHERE IS AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE AND ASSUMES FULLY THE RISK THAT ADVERSE LATENT OR PATENT PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS, SUBJECT ONLY TO SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE AGREEMENTS DELIVERED BY SELLER AT CLOSING. SELLER AND BUYER ACKNOWLEDGE THAT THE COMPENSATION TO BE PAID TO SELLER FOR THE PROPERTY HAS TAKEN INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD SUBJECT TO THE PROVISIONS OF THIS SECTION 10. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7(b), IF SELLER BREACHES ANY REPRESENTATION, WARRANTY, OR COVENANT HEREUNDER PRIOR TO CLOSING AND BUYER CLOSES ESCROW WITH ACTUAL KNOWLEDGE THEREOF. BUYER SHALL BE DEEMED TO WAIVE SUCH BREACH. THE CLOSING SHALL CONSTITUTE A REAFFIRMATION BY BUYER AND SELLER OF EACH OF THE PROVISIONS OF THIS SECTION 10 AND EACH OF THEM SHALL BE CONTINUING IN NATURE AND SHALL SURVIVE THE CLOSING. “ACTUAL KNOWLEDGE” OF BUYER FOR PURPOSES OF THIS SECTION SHALL REFER TO THE ACTUAL KNOWLEDGE OF ALEX WANG AND SHENGYIN CHEN, WITHOUT SUCH PERSON UNDERTAKING ANY INVESTIGATION OTHER THAN IN THE ORDINARY COURSE OF ITS RESPONSIBILITIES IN CONNECTION WITH THE ACQUISITION OF THE PROPERTY.
11.
Loss by Fire or Other Casualty: Condemnation. Promptly upon learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to or destruction of any Utilities or condemnation of any portion of the Property, provided: (a) the cost to repair any damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed thirty-three percent (33%) of the Purchase Price, and (b) at Closing, Buyer shall be credited against the Purchase Price (i) in the event of damage or destruction fully covered (other than customary deductibles) by Seller’s insurance policies, the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction plus applicable deductibles less any monies actually expended by Seller to repair any damage (or, if not previously collected, such proceeds shall be assigned to Buyer) or (ii) in the event of damage or destruction not fully covered by Seller’s insurance policies, the cost to repair the damaged Utilities, as reasonably determined by a firm bid by a third party contractor designated by Seller and acceptable to Buyer, in both Parties’ reasonable discretion (or, if a firm bid cannot be obtained prior to the Closing Date, as determined by a preliminary bid or estimate, with a post-Closing reconciliation between Buyer and Seller of the credit received by Buyer at such time as a firm bid is obtained from such contractor), or (iii) in the event of condemnation, the amount of any condemnation awards collected by or payable to Seller. If the threshold described in Section 11(a) above is met or exceeded, then Buyer (or either Buyer or Seller, if such loss is not insured) may at its option terminate this Agreement. If neither Buyer nor Seller exercises such option to terminate within fifteen (15) days after Seller notifies Buyer in writing of Seller’s estimate of the cost to repair or diminution in value, then this Agreement shall continue in full force and effect, the Parties shall consummate the transaction contemplated hereby, and Buyer shall receive a credit against the Purchase Price calculated pursuant to Section 11(b) above. Seller shall have no obligation to repair or replace any damage or destruction except as required to safeguard the Property and protect the health and safety of occupants.
12.
Default.
(a)
Buyer Default. If Buyer defaults under this Agreement at or prior to the Closing Date, then Seller’s sole remedy shall be to terminate this Agreement. Nothing contained in this Section 12(a) shall be deemed to limit Seller’s rights against Buyer by reason of the indemnity obligations of Buyer to Seller set forth in this Agreement, which shall survive the termination of this Agreement.
(b)
Seller Default. If there is a material default under this Agreement on the part of Seller and Buyer is not in default under this Agreement, Buyer, as its sole and exclusive remedies, may either (i) terminate this Agreement in its entirety by delivery of notice of termination to Seller, whereupon Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with this transaction (“Buyer’s Costs”), and thereafter this Agreement shall terminate, or (ii) continue this Agreement pending Buyer’s action for specific performance hereunder provided appropriate proceedings have been commenced by Buyer within forty-five (45) days after the Closing Date and prosecuted with diligence and continuity.
13.
Miscellaneous.
(a)
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by electronic mail with a hard copy sent within one (1) Business Day by any of the foregoing means. Such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying Party’s receipt of written or electronic confirmation of such delivery or refusal, if received by the Party to be notified between the hours of 8:00 A.M. and 5:00 P.M. Eastern time on any Business Day, with delivery made after such hours to be deemed received the following Business Day. For purposes of notice, the addresses of the Parties shall be as follows:

If to Seller:	MineOne Wyoming Data Center LLC 635 Logistics Drive, Cheyenne, WY 82009 Attention: Jiaming Li Email: jiam@ucholding.com
with a copy to:	Loeb & Loeb LLP 345 Park Avenue, New York, NY 10154 Attention: Stephen Cohen; Ronelle C. Porter Email: scohen@loeb.com; rporter@loeb.com
If to Buyer:	CSRE Properties Wyoming, LLC 10624 S. Eastern Ave., Ste. A-638 Henderson, NV 89052

Attention: Legal Email: legal@cleanspark.com
with a copy to:	Cozen O’Connor 1717 Main Street, Suite 3100 Dallas, TX 75238 Attention: Steven P. Katkov, Esq. Email: skatkov@cozen.com or such other address as either Party may from time to time specify in writing delivered to the other in accordance with this Section 13(a).

(b)
Brokers and Finders. Neither Party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein. The provisions of this Section 13(b) shall survive the Closing.
(c)
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators and permitted assigns. Buyer may not assign its rights hereunder without the prior written consent of Seller, except to an entity which controls, is controlled by, or is under common control with Buyer. No assignment of this Agreement shall relieve the assignor from primary liability for its obligations hereunder.
(d)
Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.
(e)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.
(f)
Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the Parties with respect to the purchase and sale of the Property and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.
(g)
Attorneys’ Fees. In any judicial action or proceeding between or among the Parties to enforce any of the provisions of this Agreement regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the non-prevailing Party shall pay to the prevailing Party all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred therein by the prevailing Party. For the purposes of this Section 13(g), the term “prevailing Party” shall mean the Party which obtains substantially the relief it sought to obtain.
(h)
Business Day. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the state where the Property is located. In the event that the date for the performance of any covenant or obligation under this Agreement, or delivery of any notice, shall fall on a non-Business Day, the date for performance thereof shall be extended to the next Business Day.
(i)
Time of the Essence. Time is of the essence of this Agreement.

(j)
Construction. This Agreement has been negotiated by the Parties who have had the opportunity to consult their respective counsel. This Agreement shall not be construed more strictly against one Party hereto than against any other Party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the Parties.
(k)
Exhibits. All exhibits are attached hereto and incorporated herein by this reference.
(l)
Headings. Headings at the beginning of any paragraph or section of this Agreement are solely for the convenience of the Parties and are not a part of this Agreement or to be used in the interpretation hereof.
(m)
Waiver. No waiver by Buyer or Seller of a breach of any of the terms, covenants, or conditions of this Agreement by the other Party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. The consent or approval by Buyer or Seller to or of any act by the other Party requiring the consent or approval of the first Party shall not be deemed to waive or render unnecessary such Party’s consent or approval to or of any subsequent similar acts by the other Party.
(n)
Severability. If any phrase, clause, sentence, paragraph, section, article, or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law.
(o)
Counterparts; Electronic Signatures, This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute one agreement. This Agreement may be executed by a Party’s signature transmitted by facsimile (“fax”) or by electronic mail in pdf format (“pdf”), and copies of this Agreement executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All Parties hereto may rely upon faxed or pdf signatures as if such signatures were originals.
(p)
Confidentiality. Buyer and Seller each acknowledge and agree that this Agreement and the terms and conditions set forth, as well as the Due Diligence Items provided by Seller to Buyer and any information concerning the Property derived from Buyer’s due diligence inspections, are to be kept confidential until the Closing occurs in accordance with the terms of this Section 13(p). Each Party shall be entitled to discuss and disclose the transaction and the diligence materials with employees, agents, attorneys, accountants, consultants, lenders, directors, officers, shareholders, partners, members, investors and representatives, parent entity subsidiaries and/or Affiliates, of such Party (collectively, “Representatives”), provided such Representative (i) has a need to know such information for the purposes of evaluating, facilitating, implementing, and/or consummating the transfers of the Property pursuant to this Agreement, and (ii) is informed of the confidential nature of the transaction and related information and agrees to maintain the confidentiality. If this Agreement is terminated without Closing, promptly following such termination, Buyer shall return to Seller all Due Diligence Items that are in Buyer’s possession, together with all copies of any reports, studies, surveys and similar items prepared by third parties on behalf of Buyer in connection with its review and investigation of the physical or environmental conditions of the Property. In addition, if and when Closing occurs, neither Party shall make any public statement (including press releases, press or media statements, articles, case studies or any similar statement) regarding this Agreement or the terms and conditions set forth herein without in each instance first obtaining the written consent of the other Party, which may be granted or withheld in such Party’s sole and absolute discretion. The provisions of this Section 13(p) shall survive Closing.
(q)
Buyer Disclosure Obligations and SEC Restrictions. Notwithstanding the foregoing Section 13(p), Seller acknowledges that Buyer is a corporation listed on NASDAQ and subject to certain disclosure obligations required by the U.S. Securities and Exchange Commission (“SEC”). Seller and Buyer will work together and cooperate to ensure that press releases and SEC filings in respect of the transfer of the Property are mutually agreed and acceptable, subject to any legal requirements. Seller acknowledges that certain information exchanged in the context of the transfers described in this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Buyer from purchasing or selling securities of Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer. Failure by Seller to adhere to the provisions of this shall constitute a material breach of this Agreement.
(r)
1031 Exchange. Seller and/or Buyer may wish to effect a tax-deferred exchange under Section 1031 the Internal Revenue Code of 1986, as amended, and both Parties agree to cooperate at the requesting Party’s expenses to facilitate such exchange; provided, however, that the exchanged property shall be directly deeded to the Party effecting such exchange, neither Party shall incur additional cost or expense on the other Party’s behalf and such exchange shall not cause any delays in the time periods or scheduled Closing Date specified in this Agreement.
(s)
Permitted Assignment by Buyer. Buyer may, without Seller’s consent but upon written notice, assign its interest in this Agreement to any wholly owned subsidiary of Buyer at any time prior to or at Closing. The assignment by Buyer of its rights under this Agreement shall not release nor discharge Buyer from any and all obligations under this Agreement.

* * * * * *

{Signatures Follow}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below next to their respective signatures.

SELLER:

Date: 05/29/2024 . MineOne Wyoming Data Center LLC,
a Delaware limited liability company

By: /s/ Jiaming Li .

Name: Jiaming Li .

Its: Director .

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below next to their respective signatures.

BUYER:

Date: 05/29/2024 CSRE PROPERTIES WYOMING, LLC,
a Delaware limited liability company

By: /s/ Zachary Bradford .

Name: Zachary Bradford .

Its: CEO .

BY EXECUTION HEREOF, THE UNDERSIGNED ESCROW HOLDER HEREBY COVENANTS AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

Date:______________ REPUBLIC TITLE OF TEXAS, INC.,
a Texas corporation

By: _____________________________________

Name: __________________________________

Its: __________________________________

[Buyer signature page to Purchase and Sale Agreement – Campstool]

EXHIBIT A
Depiction of the Real Property

Campstool